Exhibit 99.1

Investor and Media Inquiries:
Chris Kettmann
773-497-7575
ckettmann@lincolnchurchilladvisors.com

Priority Technology Holdings, Inc. Announces Third Quarter 2019 Financial Results

ALPHARETTA, GA - November 13, 2019 -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) (“Priority” or the “Company”), a leading provider of merchant acquiring, integrated payment software and commercial payment solutions, today announced its third quarter 2019 financial results.

Highlights

Highlights of the third quarter 2019 consolidated financial results as compared with the third quarter of 2018 include:

•	Revenue of $110.0 million increased 6.1% from $103.6 million.

•
Gross profit of $30.2 million increased 10.7% from $27.2 million. The Company’s non-GAAP gross profit metric represents consolidated revenue less costs of merchant card fees and other costs of services.

•	Gross profit margin of 27.4% increased 110 basis points from 26.3%.

•	Income from operations of $2.7 million declined $0.8 million from $3.6 million, driven by a $5.2 million increase in depreciation and amortization expense.

•	Interest expense of $10.5 million increased $3.1 million from $7.3 million.

•	Net loss of $5.8 million increased $3.3 million from $2.6 million.

•
Adjusted EBITDA (1) of $15.3 million increased 23.6% from $12.4 million. The Company’s non-GAAP adjusted EBITDA measure (1) is earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted for non-cash compensation and certain other expenses considered non-recurring.

•	Total merchant bankcard processing dollar volume of $10.8 billion increased 11.0% from $9.7 billion.

"Our third quarter results continued to reflect the strong underlying growth we’ve realized over the past several quarters, particularly when excluding the change in the subscription billing e-commerce business," said Tom Priore, Executive Chairman and CEO of Priority. "These strong results were driven by solid improvement in the Consumer Payments segment, exceptional growth in the Integrated Partners business and steady performance in Commercial Payments."

Non-GAAP Highlights

The comparative revenue and gross profit for the third quarter 2019 was negatively affected by the wind-down of high-margin accounts with certain subscription-billing e-commerce merchants. The wind-down of merchants in this channel was due to industry-wide changes for enhanced card association compliance. This revenue, which is included entirely within the Consumer Payments reportable segment, was $1.2 million and $11.7 million in the third quarters of 2019 and 2018, respectively. The corresponding gross profit and income from operations associated with this revenue was $0.5 million and $4.1 million in the third quarters of 2019 and 2018, respectively.

Income from operations included certain operating expenses that the Company considers non-recurring in nature ("non-recurring expenses"). In the third quarter of 2019, non-recurring expenses were associated with the allocation of purchase price to temporary free transition services from YapStone, Inc. related to the integration of the March 2019 asset acquisition, and certain litigation and advisory costs. In the third quarter of 2018, non-recurring expenses such as legal, accounting, advisory and consulting, were largely associated with the conversion to a public company, and certain litigation costs. These operating expenses were $1.2 million and $3.5 million in the third quarters of 2019 and 2018, respectively.

Non-GAAP highlights of the adjusted consolidated financial results, which exclude the impact of the high-margin accounts with certain subscription-billing e-commerce merchants and non-recurring expenses described above, for the third quarter of 2019 as compared with the third quarter of 2018 include:

•	Adjusted revenue of $108.7 million increased 18.4% from $91.9 million.

•
Adjusted gross profit of $29.7 million increased 28.2% from $23.2 million. The Company’s non-GAAP gross profit metric (1) represents consolidated revenue less costs of merchant card fees and other costs of services.

•	Adjusted gross profit margin of 27.3% increased 210 basis points from 25.2%.

•	Adjusted income from operations of $3.4 million increased $0.4 million from $3.0 million.

•
Adjusted EBITDA (1), excluding the impact of subscription-billing e-commerce merchants and non-recurring expenses, of $14.9 million increased 78.5% from $8.3 million. The Company’s non-GAAP adjusted EBITDA measure (1) is earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted for non-cash compensation and certain other expenses considered non-recurring.

(1) See “Reconciliations of Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

Discussion of Third Quarter Results

Revenue:

Consolidated

Consolidated revenue in the third quarter of 2019 was $110.0 million, an increase of $6.4 million, or 6.1% compared with the 2018 third quarter. Revenue growth rate was significantly restrained by the previously discussed wind-down of the subscription-billing e-commerce merchants. Consolidated adjusted revenue of $108.7 million increased $16.9 million, or 18.4%.

Total merchant bankcard volume processed in the third quarter of 2019 of $10.8 billion grew by 11.0%, as compared with $9.7 billion in the third quarter of 2018. Merchant bankcard transactions of 132.1 million in the third quarter of 2019 grew by 9.2%, as compared with 120.9 million in the third quarter of 2018. Average ticket (calculated by dividing bankcard volume processed by the associated number of transactions processed) of $81.60 grew 1.6% in the third quarter of 2019, as compared with $80.28 in the third quarter of 2018.

Consumer Payments Reportable Segment

Consumer Payments revenue in the third quarter of 2019 was $94.1 million, a decline of $1.7 million compared with the 2018 third quarter. Revenue from the subscription-billing e-commerce merchants declined $10.5 million quarter over quarter. Consumer Payments adjusted revenue of $92.8 million increased $8.8 million, or 10.4%.

Merchant bankcard volume processed in the third quarter of 2019 of $10.6 billion grew by 9.6%, as compared with $9.6 billion in the third quarter of 2018. Merchant bankcard transactions of 131.6 million in the third quarter of 2019 grew by 8.9%, compared with $120.9 million in the third quarter of 2018. Average ticket of $80.26 grew 0.6% in the third quarter of 2019, as compared with $79.78 in the third quarter of 2018.

Commercial Payments Reportable Segment

Commercial Payments revenue in the third quarter of 2019 amounted to $7.0 million, which was consistent with the 2018 third quarter. Revenue from CPX accounts payable automated solutions of $2.0 million in the third quarter of 2019 increased 82.9% compared with the 2018 third quarter. Revenue from curated managed services programs of $5.0 million in the third quarter of 2019 declined by $0.9 million compared with the 2018 third quarter. The managed services decline was largely driven by lower incentive revenue in the third quarter of 2019.

Integrated Partners Reportable Segment

Integrated Partners revenue in the third quarter of 2019 amounted to $8.9 million compared with $0.8 million in the third quarter of 2018. Priority Real Estate Technology ("PRET") comprised $8.4 million of this reportable segment’s revenue in the third quarter of 2019. PRET is comprised of the assets acquired from YapStone, Inc. in March 2019 and the net assets acquired from RadPad Holdings, Inc. in July 2018. These acquisitions formed our real estate services business, which provides a single platform for rent, dues and storage that meets the needs of all landlord constituents, spanning from integrated enterprise property managers to middle market partners and small/local landlords. Revenue from Priority PayRight Health Solutions and Priority Hospitality Technology, which commenced operations in April 2018 and February 2019, respectively, comprised the remainder of this reportable segment’s revenue.

Income from Operations:

Consolidated

Consolidated income from operations in the third quarter of 2019 was $2.7 million, compared with $3.6 million in the third quarter of 2018. Gross profit of $30.2 million increased $2.9 million, or 10.7%. Depreciation and amortization of $10.1 million increased $5.2 million, and other operating expenses of $17.4 million decreased $1.4 million. Other operating expenses included non-cash equity-based compensation of $1.2 million, an increase of $0.9 million, and included non-recurring operating expenses of $1.2 million, a decrease of $2.3 million. Consolidated adjusted income from operations of $3.4 million increased $0.4 million, or 14.8%.

Consumer Payments Reportable Segment

Consumer Payments income from operations in the third quarter of 2019 was $7.2 million, compared with $11.9 million in the third quarter of 2018. Gross profit of $23.2 million decreased $0.3 million. Depreciation and amortization of $8.3 million increased $3.9 million, and other operating expenses of $7.7 million increased $0.5 million. Higher depreciation and amortization are related to acquisitions of affiliate assets and Direct Connect subsequent to the third quarter of 2018.

Commercial Payments Reportable Segment

Commercial Payments loss from operations in the third quarter of 2019 was $0.4 million, compared with $0.1 million in the third quarter of 2018. Gross profit of $2.9 million decreased $0.2 million, primarily due to the decline in managed services that was largely driven by lower incentive revenue in the third quarter of 2019. Operating expenses of $3.3 million, including depreciation and amortization, increased $0.2 million.

Integrated Partners Reportable Segment

Integrated Partners income from operations in the third quarter of 2019 was $1.0 million, compared with a loss from operations of $0.4 million in the third quarter of 2018. Gross profit of $4.1 million increased $3.4 million. Depreciation and amortization of $1.3 million increased $1.2 million, and other operating expenses of $1.8 million increased $0.8 million. Depreciation and amortization are related to assets acquired in forming these business operations. Other operating expenses included $0.4 million of purchase price allocated to temporary free transition services from YapStone, Inc. related to integration of the March 2019 asset acquisition. Integrated Partners adjusted income from operations in the third quarter of 2019, excluding these non-recurring transition services, was $1.4 million.

Corporate

Corporate expense in the third quarter of 2019 was $5.1 million, compared with $7.9 million in the third quarter of 2018. Non-recurring operating expenses were $0.8 million in the third quarter of 2019 and $3.5 million in the third quarter 2018. Excluding non-recurring operating expenses, Corporate expense was consistent with the third quarter of 2018.

Interest Expense:

Interest expense of $10.5 million in the third quarter of 2019 increased by $3.1 million from $7.3 million in the 2018 third quarter. The increase was due to higher outstanding borrowings driven by debt financing of acquisitions subsequent to the third quarter of 2018.

Income Tax Expense:

The provision for income taxes of $2.5 million for the nine months ended September 30, 2019 is primarily driven by the impact of recognizing a valuation allowance on the deferred tax asset related to Internal Revenue Code Section 163(j) limitation on the deduction of business interest.  Section 163(j) limits the business interest deduction to 30% of adjusted taxable income (ATI). For taxable years through 2021, the calculation of ATI closely aligns with earnings before interest, taxes, depreciation and amortization (EBITDA). Commencing in 2022, the ATI limitation more closely aligns with earnings before interest and taxes (EBIT), without adjusting for depreciation and amortization.  Any business interest in excess of the annual limitation is carried forward indefinitely.

With respect to recording a deferred tax benefit for the carryforward of business interest, GAAP applies a "more likely than not" threshold for assessing recoverability.  Based on our assessment, we recorded a valuation allowance in the first nine months of 2019 for our business interest carryover of $7.8 million, including a discrete provision of $2.6 million associated with our 2018 business interest deferred tax asset.

Liquidity

Working capital (defined as current assets less current liabilities) was $4.3 million at September 30, 2019, compared with $21.1 million at December 31, 2018. Unrestricted cash amounted to $4.2 million at September 30, 2019, compared with $15.6 million at December 31, 2018. The use of short-term borrowings under a revolving credit facility and cash in connection with investing activities and repurchases of common stock during the nine months ended September 30, 2019 drove the reduction in unrestricted cash balance and working capital. The Company currently has availability of approximately $13.5 million under a revolving credit facility.

Debt

As of September 30, 2019, total term debt amounted to $483.7 million, reflecting a drawdown of the syndicated debt facility related to YapStone and other tuck-in acquisitions, compared to $412.7 million at December 31, 2018. The debt balance consisted of outstanding term debt of $389.8 million under the Senior Credit Facility and $93.8 million in term debt under the subordinated Goldman Sachs Credit Agreement (including accrued payment-in-kind interest through September 30, 2019).

2019 Outlook

Priore concluded, "Last quarter we reiterated our initial 2019 financial guidance. This guidance considered second half 2019 revenue growth from our newly established specialized merchant acquiring program, which was expected to generate approximately $8 million of EBITDA.  We have encountered delays in establishing BIN sponsorships for this program caused by the acquisition of our processing provider; therefore, we will realize only minimal revenue growth from this program in the second half of 2019, while expecting to begin achieving growth targets in 2020. As a result, we now anticipate 2019 consolidated revenue to only slightly exceed 2018, and we have revised the 2019 earnout adjusted EBITDA expectation to be approximately $70 million. It should be noted that these results may be positively impacted by acquisitions executed in the fourth quarter of 2019."

Conference Call

Priority Technology Holdings, Inc.’s leadership will host a conference call on Thursday, November 14, 2019 at 8:30 a.m. ET to discuss its third quarter 2019 financial results. Participants can access the call by Phone: US/Canada: (877) 501-3161 or International: (786) 815-8443.

Internet webcast link and accompanying slide presentation can be accessed at https://edge.media-server.com/mmc/p/4czs7byb, and will also be posted in the “Investor Relations” section of the Company’s website at www.PRTH.com.

An audio replay of the call will be available shortly after the conference call until November 17, 2019 at 11:30 am Eastern Time. To listen to the audio replay, dial (855) 859-2056 or (404) 537-3406 and enter conference ID number 6379726. Alternatively, you may access the webcast replay in the “Investor Relations” section of the Company’s website at www.PRTH.com.

Non-GAAP Financial Measures

We regularly review the following key non-GAAP measures to evaluate our business and trends, measure our performance, prepare financial projections, allocate resources, and make strategic decisions. We believe these non-GAAP measures help illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals. However, these non-GAAP measures are not superior to or a substitute for prominent measurements calculated in accordance with GAAP. Rather, the non-GAAP measures are meant to be a complement to understanding measures prepared in accordance with GAAP.

Adjusted Revenue

Revenue for the quarter ended September 30, 2019 has been negatively affected by the closure of high-margin accounts with certain subscription-billing e-commerce merchants. The closure of merchants in this channel was due to industry-wide changes for enhanced card association compliance. We refer to adjusted revenue, which excludes these revenue amounts from the periods presented. We review this non-GAAP measure to evaluate our underlying revenue and trends.

Gross Profit and Adjusted Gross Profit

The Company’s non-GAAP gross profit metric represents revenue less costs of merchant card fees and other costs of services. Gross profit margin is gross profit divided by revenue. We review these non-GAAP measures to evaluate our underlying profit trends.

Adjusted Income from Operations

Income from operations for the quarter ended September 30, 2019 has also been negatively affected by the closure of the high-margin accounts with certain subscription-billing e-commerce merchants, as well as the incurrence of non-recurring operating expenses largely associated with our July 2018 Business Combination and conversion to a public company, such as legal, accounting, advisory and consulting expenses plus certain litigation costs. We refer to adjusted income from operations, which excludes this income from operations and non-recurring operating expenses for the periods presented. We review this non-GAAP measure to evaluate our underlying profitability performance and trends.

EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA

EBITDA is earnings before interest, income tax, depreciation and amortization expenses (“EBITDA”). Adjusted EBITDA begins with EBITDA but further excludes certain non-cash expenses such as equity-based compensation and fair value adjustments, debt modification costs and non-recurring expenses such as Business Combination costs, litigation settlement costs, certain legal services costs, and professional, accounting and consulting fees. The calculation of Earnout Adjusted EBITDA includes adjustments for the pro-forma impact of acquisitions, as well as adjustments to exclude other professional and consulting fees and certain tax expenses and other adjustments. We review these non-GAAP EBITDA measures to evaluate our business and trends, measure our performance, prepare financial projections, allocate resources, and make strategic decisions.

The reconciliations of Adjusted Revenue, Gross Profit, Adjusted Gross Profit, Adjusted Income from Operations, Adjusted Consumer Payments Revenue, Adjusted Consumer Payments Income from Operations, EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the attached schedules to this press release.

Priority does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

About Priority Technology Holdings, Inc.

Priority is a leading provider of merchant acquiring, integrated payment software and commercial payment solutions, offering unique product and service capabilities to its merchant network and distribution partners. Priority’s enterprise operates from a purpose- built business platform that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent opportunities. Additional information can be found at www.PRTH.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “projects,” “targeting,” “potential” or “contingent,” the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings, including our most recent Annual Report on Form 10-K for 2018 filed with the SEC on March 29, 2019. These filings are available online at www.sec.gov or www.PRTH.com.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except per share amounts)	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
REVENUE:
Merchant card fees	$101,720	$94,915	$292,694	$299,661
Outsourced services and other	8,234	8,676	24,662	24,288
Total revenue	109,954	103,591	317,356	323,949

OPERATING EXPENSES:
Costs of merchant card fees	74,953	71,876	215,433	230,276
Costs of outsourced services and other	4,836	4,475	14,079	13,518
Salary and employee benefits	10,668	9,992	31,923	28,406
Depreciation and amortization	10,077	4,899	28,763	12,679
Selling, general and administrative	6,695	8,789	21,031	24,427
Total operating expenses	107,229	100,031	311,229	309,306

Income from operations	2,725	3,560	6,127	14,643

OTHER INCOME (EXPENSES):
Interest expense	(10,463)	(7,334)	(30,602)	(21,893)
Other, net	158	221	523	(5,108)
Total other expenses, net	(10,305)	(7,113)	(30,079)	(27,001)

Loss before income taxes	(7,580)	(3,553)	(23,952)	(12,358)

Income tax (benefit) expense	(1,736)	(991)	2,468	(991)

Net loss	$(5,844)	$(2,562)	$(26,420)	$(11,367)

Loss per common share:
Basic and diluted	$(0.09)	$(0.04)	$(0.39)	$(0.19)

Weighted-average common shares outstanding:
Basic	67,007	64,152	67,109	60,339
Diluted	67,007	64,544	67,109	60,339

PRO FORMA (C-corporation basis):
Pro forma income tax expense (benefit)		$2,350		$(1,618)
Pro forma net loss		$(5,903)		$(10,740)

Pro forma loss per common share:
Basic and diluted		$(0.09)		$(0.18)

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except number of outstanding common shares)	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash	$4,191	$15,631
Restricted cash	22,652	18,200
Accounts receivable, net of allowance for doubtful accounts	47,491	45,651
Prepaid expenses and other current assets	4,317	3,642
Current portion of notes receivable	1,362	979
Settlement assets	756	1,042
Total current assets	80,769	85,145

Notes receivable, less current portion	3,795	852
Property, equipment, and software, net	21,396	17,482
Goodwill	109,515	109,515
Intangible assets, net	188,056	124,637
Deferred income taxes, net	47,206	49,692
Other non-current assets	1,540	1,295
Total assets	$452,277	$388,618

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$22,033	$27,638
Accrued residual commissions	17,852	18,715
Customer deposits and advance payments	3,532	3,282
Borrowings outstanding on revolving credit facility	11,500	—
Current portion of long-term debt	4,007	3,293
Settlement obligations	17,542	11,132
Total current liabilities	76,466	64,060

Long-term debt, net of current portion, discounts and debt issuance costs	473,344	402,095
Other non-current liabilities	7,740	7,936
Total long-term liabilities	481,084	410,031

Total liabilities	557,550	474,091

Stockholders' deficit:
Common stock (67,007,172 and 67,038,304 shares outstanding, respectively)	67	67
Additional paid-in capital	3,354	—
Treasury stock, at cost	(2,388)	—
Accumulated deficit	(111,960)	(85,540)
Total Priority Technology Holdings, Inc. stockholders' deficit	(110,927)	(85,473)
Non-controlling interest in a subsidiary	5,654	—
Total stockholders' deficit	(105,273)	(85,473)

Total liabilities and stockholders' deficit	$452,277	$388,618

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
Unaudited

(in thousands)	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(26,420)	$(11,367)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of assets	28,763	12,679
Equity-based compensation	3,354	1,063
Amortization of debt issuance costs and discounts	1,250	1,052
Equity in loss and impairment of unconsolidated entities	17	857
Provision for deferred income tax	(5,376)	(991)
Change in fair value of warrant liability	—	3,458
Provisions for allowance for deferred tax assets	7,844	—
Loss on debt extinguishment	—	541
Payment-in-kind interest	3,807	3,623
Other non-cash	(174)	—
Change in operating assets and liabilities, net of business combinations:
Accounts receivable	(1,840)	7,357
Settlement assets and obligations, net	6,696	5,764
Prepaid expenses and other current assets	(810)	412
Notes receivable	(376)	3,661
Accounts payable and other accrued liabilities	(6,091)	434
Customer deposits and advance payments	250	(3,055)
Other assets and liabilities	(277)	(652)
Net cash provided by operating activities	10,617	24,836

Cash flows from investing activities:
Payments for business acquisitions	(184)	(7,508)
Additions to property, equipment and software	(8,662)	(8,406)
Acquisitions of merchant portfolios and assets	(81,777)	(26,431)
Note receivable loan funding	(3,000)	—
Net cash used in investing activities	(93,623)	(42,345)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of issue discount	69,650	67,113
Repayment of long-term debt	(2,827)	(2,011)
Debt issuance costs refunded (paid)	83	(322)
Borrowings under revolving credit facility	14,000	—
Repayments under revolving credit facility	(2,500)	—
Repurchases of common stock	(2,388)	—
Distributions to members prior to July 25, 2018 recapitalization	—	(7,075)
Redemptions of membership interests prior to July 25, 2018 recapitalization	—	(74,093)
Recapitalization proceeds	—	49,389
Founders shares redemptions	—	(2,118)
Redemption of warrants	—	(12,701)
Recapitalization costs	—	(9,355)
Net cash provided by financing activities	76,018	8,827

Net change in cash and restricted cash:
Net change in cash and restricted cash	(6,988)	(8,682)
Cash and restricted cash at beginning of year	33,831	44,159
Cash and restricted cash at September 30	$26,843	$35,477

Supplemental cash flow information:
Cash paid for interest, net of payment-in-kind interest	$25,527	$16,537
Recognition of initial net deferred income tax asset	$—	$47,478

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reportable Segments' Results
Unaudited

(in thousands)	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Consumer Payments:
Revenue	$94,058	$95,801	$276,129	$302,514
Operating expenses	86,837	83,896	253,826	265,048
Income from operations	$7,221	$11,905	$22,303	$37,466
Operating margin	7.7%	12.4%	8.1%	12.4%
Depreciation and amortization	$8,302	$4,415	$24,215	$11,497

Key indicators:
Merchant bankcard processing dollar value	$10,566,500	$9,643,512	$31,551,404	$28,548,235
Merchant bankcard transaction volume	131,646	120,879	382,676	351,304

Commercial Payments:
Revenue	$6,957	$6,975	$21,032	$20,473
Operating expenses	7,340	7,016	22,148	21,218
Loss from operations	$(383)	$(41)	$(1,116)	$(745)
Operating margin	(5.5)%	(0.6)%	(5.3)%	(3.6)%
Depreciation and amortization	$70	$109	$249	$393

Key indicators:
Merchant bankcard processing dollar value	$92,290	$63,361	$236,716	$180,764
Merchant bankcard transaction volume	25	29	83	85

Integrated Partners:
Revenue	$8,939	$815	$20,195	$962
Operating expenses	7,936	1,241	18,853	1,590
Income (loss) from operations	$1,003	$(426)	$1,342	$(628)
Operating margin	11.2%	(52.3)%	6.6%	(65.3)%
Depreciation and amortization	$1,299	$91	$3,086	$91

Key indicators:
Merchant bankcard processing dollar value	$119,747	$2,351	$259,894	$2,351
Merchant bankcard transaction volume	421	27	913	27

Income from operations of segments	$7,841	$11,438	$22,529	$36,093
Less: Corporate expenses	(5,116)	(7,878)	(16,402)	(21,450)
Consolidated income from operations	$2,725	$3,560	$6,127	$14,643
Corporate depreciation and amortization	$406	$284	$1,213	$698

Key indicators:
Merchant bankcard processing dollar value	$10,778,537	$9,709,224	$32,048,014	$28,731,350
Merchant bankcard transaction volume	132,092	120,935	383,672	351,416

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reconciliations of Non-GAAP Financial Measures
Unaudited

The non-GAAP reconciliations of Adjusted Consolidated Revenue, Consolidated Gross Profit and Gross Profit Margin, Adjusted Consolidated Gross Profit and Gross Profit Margin, Adjusted Consolidated Income from Operations, Adjusted Consumer Payments Revenue, and Adjusted Consumer Payments Income from Operations to the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the following tables:

(in thousands)	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Consolidated revenue (GAAP)	$109,954	$103,591	$317,356	$323,949
Less: revenue from certain e-commerce merchants	(1,211)	(11,720)	(6,786)	(57,759)
Adjusted consolidated revenue (non-GAAP)	$108,743	$91,871	$310,570	$266,190

Consolidated costs of services
Consolidated costs of merchant card fees	$74,953	$71,876	$215,433	$230,276
Consolidated costs of outsourced services and other	4,836	4,475	14,079	13,518
	$79,789	$76,351	$229,512	$243,794

Consolidated gross profit (non-GAAP)	$30,165	$27,240	$87,844	$80,155
Less: gross profit of certain e-commerce merchants	(474)	(4,077)	(2,757)	(18,308)
Adjusted consolidated gross profit (non-GAAP)	$29,691	$23,163	$85,087	$61,847

Consolidated gross profit margin (non-GAAP)	27.4%	26.3%	27.7%	24.7%
Adjusted consolidated gross profit margin (non-GAAP)	27.3%	25.2%	27.4%	23.2%

Consolidated income from operations (GAAP)	$2,725	$3,560	$6,127	$14,643
Less: revenue from certain e-commerce merchants	(1,211)	(11,720)	(6,786)	(57,759)
Add: operating expenses of certain e-commerce merchants	737	7,643	4,029	39,451
Add: non-recurring operating expenses	1,194	3,518	3,955	10,281
Adjusted consolidated income from operations (non-GAAP)	$3,445	$3,001	$7,325	$6,616

Consumer Payments revenue (GAAP)	$94,058	$95,801	$276,129	$302,514
Less: revenue from certain e-commerce merchants	(1,211)	(11,720)	(6,786)	(57,759)
Adjusted Consumer Payments revenue (non-GAAP)	$92,847	$84,081	$269,343	$244,755

Consumer Payments income from operations (GAAP)	$7,221	$11,905	$22,303	$37,466
Less: revenue from certain e-commerce merchants	(1,211)	(11,720)	(6,786)	(57,759)
Add: operating expenses of certain e-commerce merchants	737	7,643	4,029	39,451
Adjusted Consumer Payments income from operations (non-GAAP)	$6,747	$7,828	$19,546	$19,158

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reconciliations of Non-GAAP EBITDA Measures
Unaudited

The non-GAAP reconciliations of Consolidated EBITDA, Consolidated Adjusted EBITDA, Consolidated Earnout Adjusted EBITDA, and Consolidated Adjusted EBITDA excluding certain subscription-billing e-commerce merchants to consolidated net loss, the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the tables below:

(in thousands)	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Consolidated net loss (GAAP)	$(5,844)	$(2,562)	$(26,420)	$(11,367)
Add: Interest expense (1)	10,463	7,334	30,602	21,893
Add: Depreciation and amortization	10,077	4,899	28,763	12,679
Add: Income tax (benefit) expense	(1,736)	(991)	2,468	(991)
Consolidated EBITDA (non-GAAP)	12,960	8,680	35,413	22,214
Further adjusted by:
Add: Non-cash equity-based compensation	1,171	268	3,354	1,063
Add: Debt modification/extinguishment costs and warrant fair value changes	—	(71)	—	4,782
Add: Certain legal expenses (2)	379	2,314	1,264	5,496
Add: Professional, accounting and consulting fees (3)	374	1,204	1,504	4,785
Add: Transition services for acquisition (4)	441	—	1,188	—
Consolidated Adjusted EBITDA (non-GAAP)	15,325	12,395	42,723	38,340
Further adjusted by:
Add: Pro-forma impact of acquisitions (5)	1,112	820	6,801	7,633
Add: Contracted revenue and savings	275	273	823	2,924
Add: Other professional and consulting fees	360	249	1,112	872
Add: Other tax expenses and other adjustments	245	81	301	1,310
Consolidated Earnout Adjusted EBITDA (non-GAAP) (6)	$17,317	$13,818	$51,760	$51,079

Consolidated Adjusted EBITDA (non-GAAP)	$15,325	$12,395	$42,723	$38,340
Less: Gross profit from certain e-commerce merchants	(474)	(4,077)	(2,757)	(18,308)
Consolidated Adjusted EBITDA excluding certain subscription-billing e-commerce merchants (non-GAAP)	$14,851	$8,318	$39,966	$20,032

(1) Interest expense includes amortization of debt issuance costs and issue discounts.
(2) Legal expenses related to business and asset acquisition activity and settlement negotiation and other litigation expenses, as well as legal settlements.
(3) Primarily transaction-related, capital markets and accounting advisory services.
(4) Temporary transition services from YapStone related to integration of the March 2019 asset acquisition.
(5) Each reporting period's year-to-date amounts are updated to reflect the pro forma impact of acquisitions as though they had taken place on January 1 of the year in which the acquisition occurred.
(6) Reflects definition in debt agreements entered into in connection with the January 2017 debt financing. Subsequent to the Business Combination, the Earnout Adjusted EBITDA of the Borrowers under the credit agreements excludes expenses of the Company's consolidated parent entity, which is neither a borrower nor a guarantor under the credit agreements. Earnout Adjusted EBITDA of the Borrowers was approximately $20.7 million and $62.4 million for the quarter and nine months ended September 30, 2019, respectively.